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                                                                  EXHIBIT (K)(5)

                            ASSIGNMENT AND ASSUMPTION

     Assignment and Assumption dated as of January 1, 2002, between EquitiLink USA, Inc., a Delaware Corporation authorized to transact business under the name Aberdeen Asset Management (the "Assignor") and Aberdeen Fund Managers Inc., a Delaware Corporation authorized to transact business under the name Aberdeen Asset Management, Inc. (the "Assignee").

     Whereas, the Assignor entered into an Investor Relations Services Agreement dated as of March 1, 2000 (the "Agreement") between the Assignor and The First Australia Prime Income Fund, Inc., a closed-end management investment company now known as Aberdeen Asia-Pacific Income Fund, Inc. (the "Fund"), and

     Whereas, the Assignor desires to assign its rights under the Agreement to the Assignee, in consideration of the assumption by the Assignee of all obligations and liabilities of the Assignor under the Agreement, and

     Whereas, the Assignor is a wholly-owned subsidiary of Aberdeen Asset Managers (C.I.) Limited ("AAMCIL"), the Fund's Investment Manager, and the Assignee is an affiliate of AAMCIL, and

     Whereas, the Board of Directors of the Fund, at a Board meeting held on March 14, 2002, approved the assignment by the Assignor of its rights under the Agreement to the Assignee.

     Now, therefore, the Assignor hereby assigns to the Assignee the entire right, title and interest of the Assignor under the Agreement, and the Assignee hereby undertakes, assumes and agrees to perform and discharge all obligations and liabilities of the Assignor under the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be duly executed by their authorized officers as of the date first set forth above.

                                         EquitiLink USA, Inc.

                                     By /s/ Timothy P Sullivan
                                        ----------------------------------------
                                         Name:  Timothy P Sullivan
                                         Title: Secretary

                                         Aberdeen Fund Managers, Inc.

                                     By /s/ Beverly Hendry
                                        ----------------------------------------
                                         Name:  Beverly Hendry
                                         Title: Director
                                                Chief Executive Officer

The undersigned hereby consents to this Assignment and Assumption.

                                         Aberdeen Asia-Pacific Income Fund, Inc.

                                     By /s/ Simon Bignell
                                        ----------------------------------------
                                         Name:  Simon Bignell
                                         Title: Assistant Treasurer